EXHIBIT 16.1

February 28, 2012

U.S Securities and Exchange Commission
Office of the Chief Accountant
100 F Street N.E.
Washington, D.C. 20549-2000

We have been furnished with a copy of the disclosure Item 4.01 of Form 8-K dated February 23, 2012, in response to the event that occurred on December 16, 2011, to be filed by our former client, Inolife Technologies, Inc. We agree with the statements made in the 8-K related to that Item insofar as they relate to our Firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

EFP Rotenberg, LLP